Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-72635 on Form S-3 and No. 333-87888, No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, and No. 33-59258, each on Form S-8, of Meredith Corporation of our report dated July 30, 2004, relating to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended June 30, 2004, which appears in the June 30, 2004 annual report on Form 10-K/A of Meredith Corporation.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its financial statements as of and for the year ended June 30, 2003. Also, as discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on July 1, 2002.

/s/ KPMG LLP

KPMG LLP
Des Moines, Iowa
November 4, 2004